Exhibit 5.1

December 13, 2022

Dragonfly Energy Holdings Corp.

1190 Trademark Drive #108

Reno, Nevada 89521

Ladies and Gentlemen:

We have acted as counsel to Dragonfly Energy Holdings Corp., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) 2,605,950 shares (the “Available Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Dragonfly Energy Holdings Corp. 2022 Equity Incentive Plan (the “2022 Plan”); (ii) 1,755,935 shares (the “2021 Option Shares”) of Common Stock subject to outstanding stock options under the Dragonfly Energy Corp. 2021 Stock Incentive Plan (the “2021 Plan”); (iii) 3,177,632 shares (the “2019 Option Shares”) of Common Stock subject to outstanding stock options under the Dragonfly Energy Corp. 2019 Stock Incentive Plan (the “2019 Plan”); and (iv) 2,464,400 shares (the “ESPP Shares” and, collectively with the Available Shares, the 2021 Option Shares and the 2019 Option Shares, the “Shares”) of Common Stock issuable pursuant to the Dragonfly Energy Holdings Corp. Employee Stock Purchase Plan (the “ESPP” and, collectively with the 2022 Plan, the 2021 Plan and the 2019 Plan, the “Plans”).

In connection with rendering this opinion, we have examined or are familiar with the Registration Statement and related prospectuses, the Plans, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock (or will validly amend the Certificate of Incorporation, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

Based upon such examination and review, we are of the opinion that the Shares, upon issuance and delivery as contemplated by the Plans, will be validly issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP